Exhibit 10.10

1LIFE HEALTHCARE, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1. PURPOSE

The Executive Annual Incentive Plan (the “Plan”) is designed to provide cash-based incentive compensation to individuals who make important contributions to the success of 1Life Healthcare, Inc. (the “Company”). The Plan is intended to provide individuals with incentives and rewards for outstanding performance and to enhance the ability of the Company to attract and retain talented individuals.

2. PLAN YEAR

The Company’s fiscal year (which runs from January 1 through December 31 each year) will be the Plan Year.

3. ELIGIBILITY

Certain designated Company executives and certain designated individuals providing critical consulting services to the Company, as determined by the Company and the Compensation Committee of the Board of Directors of Company, as applicable, are eligible to participate in the Plan (“Participant”). Except as provided above, temporary employees and independent contractors are not eligible to participate. The Company Board of Directors (and/or the Compensation Committee per its charter) may add Participants to the Program during the Plan Year except that any bonus awarded to such Participant shall be prorated based on the number of days the employee or consultant is employed by or consulting with the Company during the Plan Year.

Participants who are otherwise eligible for participation in the Plan may not earn a bonus for the Plan Year then in effect if their employment or consulting arrangement with the Company terminates for any reason prior to the date on which the payout hereunder, if any, is made by the Company, as applicable.

4. BONUS AWARDS AND DETERMINATIONS

Each Participant will be assigned a target bonus amount, which may be stated as a percentage of the employee’s base salary or otherwise (the “Target Bonus”). Each Plan Year, the CEO will determine the Target Bonus for each Participant, and submit these recommendations to the Compensation Committee for approval except that the Target Bonus for the CEO shall be determined by the Compensation Committee. To the extent additional Participants are added during the fiscal year performance period, the CEO, subject to Compensation Committee approval, may establish a Target Bonus for the new Participants.

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Executive Annual Incentive Plan : terms and conditions

Each employee Participant’s Target Bonus may be comprised of a mix of corporate objectives and/or individual performance objectives and each Consultant Participant’s Target Bonus will be comprised of other individual metrics.. For all Participants, the specific objectives and the percentages of each relative to total Target Bonus will be determined by the CEO and approved by the Compensation Committee. To the extent applicable, any individual performance objectives for the CEO shall be determined by the Compensation Committee.

At the end of each Plan Year, the Board and/or Compensation Committee will determine (in its sole discretion) what percentage of the corporate goals, if applicable, have been achieved, other financial considerations as applicable, and whether and to what extent any bonus shall be awarded hereunder. The CEO shall determine (in the CEO’s sole discretion) whether and to what extent the individual performance component of A Participant’s goals have been met during the Plan Year. Similarly, if applicable, the Compensation Committee (in its sole discretion) shall determine whether and to what extent the CEO individual performance objectives were achieved during the Plan Year is.

The Board, or as delegated to the Compensation Committee, retains the discretion to adjust awards based upon any other factors determined by the Board to be relevant.

As set forth in Section 3, Participants must be employed or engaged as a consultant on the date bonuses are deemed earned to earn a bonus for that Plan Year. Accordingly, any Participant whose employment or consulting relationship, as applicable, terminates (for any reason) during the Plan Year and prior to the date such bonuses are paid out (“Payout Date”) will not be eligible for, and will not earn, a bonus for that Plan Year (including any partial or prorated bonus). A bonus that may be awarded to a Participant, under all applicable terms and conditions hereof, shall not be deemed earned until such Payout Date.

To the extent eligible payouts hereunder are determined as a percentage of salary for an employee Participant, the following shall apply: while the base salary for each employee Participant is fixed at the beginning of the Plan Year, if a Participant changes qualifying positions during the fiscal year or an employee or designated consultant enters a qualifying position during the Plan Year, then the Plan award paid is subject to pro-ration, as determined by the Compensation Committee, based on the time in each qualifying position(s) and (where applicable) pro-rated employee base salary paid in that position(s) during the Plan Year. In no event, however, shall the maximum amount paid to any Participant for any fiscal year under this Plan exceed 150% of the Target Bonus, which is the maximum amount permitted by the Plan.

5. PAYMENT OF AWARDS

Any bonuses that are awarded will be paid no later than March 15th of the year following the Plan Year for which bonuses have been awarded. All bonuses shall be subject to standard deductions and withholdings.

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Executive Annual Incentive Plan : terms and conditions

6. MISCELLANEOUS

The Plan shall be administered by the Compensation Committee of the Board. The Board reserves the right to modify, amend or discontinue the Plan at any time, without prior notice. Under no circumstances should participation be assumed or communicated without final approval from the Compensation Committee. This Plan and its terms and conditions shall be subject to interpretation by the Compensation Committee, whose interpretation shall be final and binding on each Participant.

This Plan does not confer any rights upon an employee or Participant to remain in service with the Company for any specific duration or otherwise restrict in any way the rights of the Company to terminate an employee’s or consultant’s service with the Company for any reason, with or without cause or advance notice, and does not in any way modify the “at will” status of any employee Participant.

This Plan contains the entire agreement between the Company and the individuals subject to this Plan on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

This Plan shall be governed by and construed under the laws of the State of California.

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Executive Annual Incentive Plan : terms and conditions